Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Sunoco LP for the registration of common units representing limited partner units and to the incorporation by reference therein of our report dated February 28, 2015, except for Note 2 as to which the date is April 30, 2015, with respect to the consolidated financial statements Susser Holdings Corporation, included in Sunoco LP’s Current Report on Form 8-K dated July 15, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 29, 2016